Exhibit 4.12

EXECUTION COPY

FIRST SUPPLEMENTAL INDENTURE

between

AMBAC FINANCIAL GROUP, INC.

AND

THE BANK OF NEW YORK

SUPPLEMENTAL TO JUNIOR SUBORDINATION INDENTURE,

dated as of February 12, 2007

i

Section 7.2.	Successors and Assigns	28
Section 7.3.	Effect of Recitals	28
Section 7.4.	Ratification of Indenture	28
Section 7.5.	Governing Law	28
Section 7.6.	Jury Trial Waiver	28
Section 7.7.	Severability	28

ii

FIRST SUPPLEMENTAL INDENTURE, dated as of February 12, 2007 (the “First Supplemental Indenture”), between AMBAC FINANCIAL GROUP, INC., a Delaware corporation (the “Company”), having its principal office at One Street Plaza, New York, New York 10004, and THE BANK OF NEW YORK, a New York banking corporation, as trustee (hereinafter called the “Trustee”).

RECITALS OF THE COMPANY

The Company and the Trustee entered into a Junior Subordinated Indenture, dated as of February 12, 2007 (the “Indenture”).

Section 901 of the Indenture provides that the Company and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to establish the form or terms of Securities of any series as permitted by Section 201 or 301 thereof.

Pursuant to Sections 201 and 301 of the Indenture, the Company desires to provide for the establishment of a series of Securities under the Indenture, and the form and terms thereof, as hereinafter set forth.

The Company has requested that the Trustee execute and deliver this First Supplemental Indenture. The Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Section 903 of the Indenture to the effect that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this First Supplemental Indenture have been complied with. All acts and things necessary have been done and performed to make this First Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.

Now, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH: For and in consideration of the premises and the purchase of the DISCS (as herein defined) by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the DISCS, as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions

For all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) Terms defined in the Indenture (as defined herein) have the same meaning when used in this First Supplemental Indenture unless otherwise defined herein.

(b) The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

(c) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision, and any reference to an Article, Section or other subdivision refers to an Article, Section or other subdivision of this First Supplemental Indenture.

(d) Any reference herein to “interest” shall include any Additional Interest.

In addition, the following terms used in this First Supplemental Indenture have the following respective meanings:

“Additional Interest” means the interest, if any, that shall accrue on any interest on the DISCS the payment of which has not been made on the applicable Interest Payment Date.

“APM Period” means, with respect to any Deferral Period, the period commencing on the earlier of (i) the first Interest Payment Date following the commencement of such Deferral Period on which the Company pays any current interest on the DISCS or (ii) the fifth anniversary of the commencement of the Deferral Period, if on such date such Deferral period has not ended, and ending on the next Interest Payment Date on which the Company raised an amount of Eligible Proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest on the DISCS.

“Applicable Spread” means, with respect to a redemption of the DISCS, 0.50% if the redemption is within 90 days after the occurrence of a Tax Event or a Rating Agency Event and 0.20% in all other cases.

“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (iii) a day on which the Corporate Trust Office of the Trustee, is closed for business.

“Business Combination” means any transaction that is subject to Section 801 of the Indenture.

“Calculation Agent” means, with respect to the DISCS, The Bank of New York, or any other firm appointed by the Company, acting as calculation agent in respect of the DISCS.

“Commercially Reasonable Efforts” to sell Qualifying Capital Securities or Qualifying APM Securities, as the case may be, means commercially reasonable efforts to complete the offer and sale of Qualifying Capital Securities or Qualifying APM Securities to Persons other than Subsidiaries in public offerings or private placements. The Company shall not be considered to have made Commercially Reasonable Efforts to effect a sale of Qualifying

Capital Securities or Qualifying APM Securities, as the case may be, if it determines not to pursue or complete such sale solely due to pricing, coupon, dividend rate or dilution considerations.

“Common Stock” means the Company’s common stock (including treasury shares of common stock), common stock issued pursuant to any dividend reinvestment plan or the Company’s employee benefit plans, a security that tracks the performance of, or relates to the results of, a business, unit or division of the Company, and any securities issued in exchange therefore in connection with a merger, consolidation, binding share exchange, business combination, recapitalization or other similar event.

“Common Equity Issuance Cap” has the meaning specified in Section 2.6(a).

“Company” has the meaning specified in the Recitals.

“Current Stock Market Price” means, with respect to the Company’s common stock on any date, (i) the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, (ii) if the Company’s common stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which the Company’s common stock is traded or quoted on the relevant date or, (iii) if the Company’s common stock is not listed on any U.S. securities exchange on the relevant date, the last quoted bid price for the Company’s common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization, or (iv) if the Company’s common stock is not so quoted, the average of the mid-point of the last bid and ask prices for the Company’s common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Company elects to defer interest pursuant to Section 2.5 and ending on the earlier of (i) the tenth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all deferred and unpaid amounts (including compounded interest on such deferred amounts) with respect to any subsequent period and all other accrued interest on the DISCS.

“DISCS” has the meaning specified in Section 2.1.

“Eligible Proceeds” means, for each relevant Interest Payment Date, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) the Company has received during the 180-day period prior to such Interest Payment Date from the issuance or sale of Qualifying APM Securities (excluding sales of Qualifying Preferred Stock and Mandatorily Convertible Preferred Stock in excess of the Preferred Stock Issuance Cap) to persons that are not the Company’s subsidiaries

“Final Maturity Date” has the meaning specified in Section 2.2(b).

“First Supplemental Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto.

“Indenture” has the meaning specified in the Recitals.

“Interest Payment Dates” shall have the meaning specified in Section 2.4. Interest Payment Date, August 15, 2007) to but excluding the next Interest Payment Date.

“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Monthly Interest Period.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

“Make-Whole Redemption Price” means, with respect to a redemption of the DISCS in whole or in part, the present value of scheduled payments of principal and interest from the Redemption Date to the Scheduled Maturity Date on the DISCS being prepaid, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus the Applicable Spread, plus accrued and unpaid interest to the Redemption Date.

“Mandatorily Convertible Preferred Stock” means Preferred Stock with (a) no prepayment obligation of the liquidation preference on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b) a requirement that the preferred stock converts into the Company’s Common Stock within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of the Preferred Stock.

“Market Disruption Event” means, with respect to the issuance or sale of Qualifying Capital Securities pursuant to Section 2.2 or Qualifying APM Securities pursuant to Section 2.6, the occurrence or existence of any of the following events or sets of circumstances:

(i) Trading in securities generally, or shares of the Company’s securities specifically, on the New York Stock Exchange or any other national securities exchange or in the over-the-counter market on which Qualifying APM Securities or Qualifying Capital Securities, as the case may be, are then listed or traded shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the United States Securities and Exchange Commission, by the relevant exchange or by any other regulatory agency or governmental body having jurisdiction;

(ii) The Company would be required to obtain the consent or approval of the Company’s stockholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell Qualifying APM Securities pursuant to Section 2.6 or to issue Qualifying Capital Securities pursuant to Section 2.2, as the case may be, and such consent or approval has not yet been obtained notwithstanding the Company’s commercially reasonable efforts to obtain such consent or approval;

(iii) A banking moratorium shall have been declared by the federal or state authorities of the United States such that market trading in the Qualifying APM Securities or the Qualifying Capital Securities, as applicable, has been disrupted or ceased;

(iv) A material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States such that market trading in the Qualifying APM Securities or the Qualifying Capital Securities, as applicable, has been disrupted or ceased;

(v) The United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis such that market trading in the Qualifying APM Securities or the Qualifying Capital Securities, as applicable, has been disrupted or ceased;

(vi) There shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States shall be as such to make it, in the Company’s reasonable judgment, impracticable or inadvisable to proceed with the offer and sale of Qualifying APM Securities or Qualifying Capital Securities, as the case may be;

(vii) An event occurs and is continuing as a result of which the offering document for such offer and sale of Qualifying Capital Securities or Qualifying APM Securities, as the case may be, would, in the reasonable judgment of the Company, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (x) the disclosure of that event at such time, in the reasonable judgment of the Company, is not otherwise required by law and would have a material adverse effect on the business of the Company or (y) the disclosure relates to a previously undisclosed proposed or pending material business transaction, provided that no single suspension period contemplated by this clause (vii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this clause (vii) shall not exceed an aggregate of 180 days in any 360-day period; or

(viii) the Company reasonably believes that the offering document for such offer and sale of Qualifying Capital Securities or Qualifying APM Securities, as the case may be, would not be in compliance with a rule or regulation of the United States Securities and Exchange Commission (for reasons other than those referred to in clause (vii) above), and the Company determines it is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period contemplated by this clause (viii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this clause (viii) shall not exceed an aggregate of 180 days in any 360-day period.

“Monthly Interest Payment Date” shall have the meaning specified in Section 2.4.

“Monthly Interest Period” means an Interest Period commencing on or after the Scheduled Maturity Date.

“One-Month LIBOR” means, with respect to any Monthly Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period commencing on the first day of that Monthly Interest Period that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the LIBOR Determination Date for that Monthly Interest Period. If such rate does not appear on Telerate Page 3750, One-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a one-month period commencing on the first day of that Monthly Interest Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Monthly Interest Period. The Calculation Agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, One-Month LIBOR with respect to that Monthly Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, One-Month LIBOR with respect to that Monthly Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the first day of that Monthly Interest Period for loans in U.S. dollars to leading European banks for a one-month period commencing on the first day of that Monthly Interest Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, One-Month LIBOR for that Monthly Interest Period will be the same as One-Month LIBOR as determined for the previous Monthly Interest Period or, in the case of the Monthly Interest Period beginning on the Scheduled Maturity Date, 1.835%. The establishment of One-Month LIBOR for each Monthly Interest Period by the Calculation Agent shall (in the absence of manifest error) be final and binding.

“Pari Passu Securities” means indebtedness of the Company that ranks in right of payment upon liquidation on a parity with the DISCS, and includes the DISCS.

“Preferred Stock” means the preferred stock of the Company.

“Preferred Stock Issuance Cap” has the meaning specified in Section 2.6(a).

“Qualifying APM Securities” means Common Stock (including treasury stock and shares of common stock sold pursuant to the Company’s employee benefit plans), Qualifying Preferred Stock, Qualifying Warrants, and Mandatorily Convertible Preferred Stock, provided that the Company may, without the consent of the holders of the DISCS, amend the definition of “Qualifying APM Securities” to eliminate Common Stock and/or Mandatorily Convertible Preferred Stock from this definition if the Company has been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in its earnings per share as calculated for financial reporting purposes. The Company shall promptly notify the holders of the DISCS, in the manner contemplated in the Indenture, of such change.

“Qualifying Preferred Stock” means the Company’s non-cumulative perpetual Preferred Stock that ranks pari passu with or junior to all of the Company’s other preferred stock, is perpetual and (a) is subject to a Replacement Capital Covenant substantially similar to the Replacement Capital Covenant or an “Other Qualifying Capital Replacement Covenant”, as such term is defined in the Replacement Capital Covenant or (b) is subject to both (i) mandatory suspension of dividends in the event the Company breaches certain financial metrics specified within the offering documents for such preferred stock and (ii) “Intent-Based Replacement Disclosure”, as such term is defined in the Replacement Capital Covenant. Additionally, in both (a) and (b) the transaction documents for such preferred stock, shall provide for no remedies as a consequence of non-payment of distributions other than “Permitted Remedies”, as such term is defined in the Replacement Capital Covenant.

“Qualifying Capital Securities” has the meaning specified in the Replacement Capital Covenant.

“Qualifying Warrants” means any net share settled warrants to purchase Common Stock that (1) have an exercise price greater than the Current Stock Market Price of Common Stock, and (2) that the Company is not entitled to redeem for cash and the holders of which are not entitled to require the Company to purchase for cash in any circumstances.

“Rating Agency Event” means a change by any nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Exchange Act that currently publishes a rating for the Company (in this definition, a “rating agency”) to its equity credit criteria for securities such as the DISCS, as such criteria was in effect on February 7, 2007 (in this definition, the “current criteria”), which change results in (x) the length of time for which is such current criteria is scheduled to be in effect is shortened with respect to the DISCS or (y) a lower equity credit being given to the DISCS as of the date of such change than the equity credit that would have been assigned to the DISCS as of the date of such change by such rating agency pursuant to its current criteria.

“Regular Record Date” means (i) with respect to the Semi-Annual Interest Payment Date, on February 1 or August 1, as any case may be, next preceding the relevant Interest Payment date, and (ii) with respect any Monthly Interest Payment Date, the 15th day preceding the relevant Interest Payment Date.

“Repayment Date” means the Scheduled Maturity Date and each Monthly Interest Payment Date thereafter until the Company shall have repaid or redeemed all of the DISCS.

“Replacement Capital Covenant” means the Replacement Capital Covenant, dated as of February 12, 2007, by the Company, as the same may be amended or supplemented from time to time in accordance with the provisions thereof and Section 2.2(a)(vii) hereof.

“Responsible Officer of the Paying Agent” means, with respect to The Bank of New York in its capacity as Paying Agent, any officer within the corporate trust department (or any successor department, unit or division of The Bank of New York) assigned to the paying agent office of The Bank of New York, in its capacity as Paying Agent, who has direct responsibility for the administration of the Paying Agent functions of the Indenture.

“Scheduled Maturity Date” has the meaning specified in Section 2.2(a).

“Securities Registrar” means, with respect to the DISCS, The Bank of New York, or any other firm appointed by the Company, acting as securities registrar for the DISCS.

“Securities Registrar Office” means the office of the applicable Securities Registrar at which at any particular time its corporate agency business shall principally be administered, which office at the date hereof in the case of The Bank of New York, in its capacity as Securities Registrar under the Indenture, is located at 101 Barclay Street, 8 West, New York, NY 10286 Attention: Corporate Trust Department.

“Share Cap Amount” has the meaning specified in Section 2.6.

“Semi-Annual Interest Payment Date” shall have the meaning specified in Section 2.4.

“Tax Event” means the receipt by the Company of an opinion of counsel experienced in such matters to the effect that, as a result of any: (i) amendment to or change (including any announced prospective change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is effective on or after the date of initial issuance of the DISCS, or (ii) official administrative decision or judicial decision interpreting or applying those laws or regulations that is announced on or after the date of initial issuance of the DISCS, there is more than an insubstantial risk that interest payable by the Company on the DISCS is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Telerate Page 3750” means the display so designated on the Moneyline/Telerate Service (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered rate for U.S. dollar deposits).

“Trading Day” means a day on which Common Stock is traded on the New York Stock Exchange, or if not then listed on the New York Stock Exchange, a day on which Common Stock is traded or quoted on the principal U.S. securities exchange on which it is listed or quoted, or if not then listed or quoted on a U.S. securities exchange, a day on which Common Stock is quoted in the over-the-counter market.

“Treasury Dealer” means Citigroup Global Markets Inc. (or its successor) or, if Citigroup Global Markets Inc. (or its successor) refuses to act as Treasury Dealer for the purpose of determining the Make-Whole Redemption Price or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by the Company to act as Treasury Dealer for the purpose of determining the Make-Whole Redemption Price.

“Treasury Price” means, with respect to a Redemption Date, the bid-side price for the Treasury Security as of the third Trading Day preceding the Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York on that Trading Day and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities,” except that: (i) if that release (or any successor release) is not published or does not contain that price information on that Trading Day, or (ii) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m., New York City time, on that Trading Day, then Treasury Price will instead mean the bid-side price for the Treasury Security at or around 3:30 p.m., New York City time, on that Trading Day (expressed on a next Trading Day settlement basis) as determined by the Treasury Dealer through such alternative means as are commercially reasonable under the circumstances.

“Treasury Rate” means, with respect to a Redemption Date, the semi-annual equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price (calculated in accordance with standard market practice and computed as of the second Trading Day preceding the Redemption Date).

“Treasury Security” means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the DISCS being redeemed in a tender offer based on a spread to United States Treasury yields.

“Underwriting Agreement” means the Underwriting Agreement, dated as of 2007, among the Company and the underwriters named therein.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE DISCS

Section 2.1. Designation, Principal Amount and Authorized Denomination

Pursuant to Section 201 and 301 of the Indenture, there is hereby established a series of Securities of the Company designated as the Directly-Issued Subordinated Capital Securities (the “DISCS”), the principal amount of which to be issued shall be in accordance with Section 6.1 and as set forth in any Company Order for the authentication and delivery of DISCS pursuant to the Indenture, and the form and terms of which shall be as set forth hereinafter. The denominations in which DISCS shall be issuable is $1,000 principal amount and integral multiples thereof.

Section 2.2. Repayment

(a) Scheduled Maturity Date.

(i) The principal amount of, and all accrued and unpaid interest on, the DISCS shall be payable in full on February 15, 2037 or, if such day is not a Business Day, the following Business Day (the “Scheduled Maturity Date”); provided, however, that in the event the Company has delivered an Officers’ Certificate to the Trustee pursuant to clause (v) of this Section 2.2(a) in connection with the Scheduled Maturity Date, (x) the principal amount of DISCS payable on the Scheduled Maturity Date, if any, shall be the principal amount set forth in the notice of repayment, if any, accompanying such Officers’ Certificate, (y) such principal amount of DISCS shall be repaid on the Scheduled Maturity Date pursuant to Article V hereof, and (z) subject to clause (ii) of this Section 2.2(a), the remaining DISCS shall remain outstanding and shall be payable on the immediately succeeding Monthly Interest Payment Date or such earlier date on which they are redeemed pursuant to Article IV hereof, an event of acceleration following an Event of Default occurs, or shall become due and payable pursuant to Section 502 of the Indenture.

(ii) In the event the Company has delivered an Officers’ Certificate to the Trustee pursuant to clause (v) of this Section 2.2(a) in connection with any Monthly Interest Payment Date, the principal amount of the DISCS repayable on such Monthly Interest Payment Date shall be the principal amount set forth in the notice of repayment, if any, accompanying such Officers’ Certificate, and shall be repaid on such Monthly Interest Payment Date pursuant to Article V hereof, and the remaining DISCS shall remain outstanding and shall be payable on the immediately succeeding Monthly Interest Payment Date or such earlier date on which they are redeemed pursuant to Article IV hereof, an event of acceleration following an Event of Default occurs, or shall become due and payable pursuant to Section 502 of the Indenture.

(iii) The obligation of the Company to repay the DISCS pursuant to this Section 2.2(a) on any date prior to the Final Maturity Date shall be subject to (x) its obligations under Article Fifteen of the Indenture to the holders of Senior Debt and (y) its obligations under Section 2.5 with respect to the payment of deferred interest on the DISCS.

(iv) Until the DISCS are paid in full, the Company shall use Commercially Reasonable Efforts, subject to a Market Disruption Event:

(A) to raise sufficient net proceeds from the issuance of Qualifying Capital Securities during a 180-day period ending on the date, not more than 15 and not less than 10 Business Days prior to the Scheduled Maturity Date, on which the Company delivers the notice required by clause (v) of this Section 2.2(a) and Section 5.1, to permit repayment of the DISCS in full on the Scheduled Maturity Date pursuant to clause (i) of this Section 2.2(a); and

(B) if the Company is unable for any reason to raise sufficient proceeds from the issuance of Qualifying Capital Securities to permit repayment in full of the DISCS on the Scheduled Maturity Date or any subsequent Monthly Interest Payment Date, to raise sufficient net proceeds from the issuance of Qualifying Capital Securities during a 30-day period ending on the date, not more than 15 and not less than 10 Business Days prior to the following Monthly Interest

Payment Date, on which the Company delivers the notice required by clause (v) of this Section 2.2(a) and Section 5.1, to permit repayment of the DISCS in full on such following Monthly Interest Payment Date pursuant to clause (i)(z) of this Section 2.2(a); and

(C) the Company shall apply any such net proceeds to the repayment of the DISCS as provided in clause (vi) of this Section 2.2(a).

(v) The Company shall, if it has not raised sufficient net proceeds from the issuance of Qualifying Capital Securities pursuant to clause (iv) above in connection with any Repayment Date, deliver an Officers’ Certificate to the Trustee no more than 15 and no less than 10 Business Days in advance of such Repayment Date stating the amount of net proceeds, if any, raised pursuant to clause (iv) above in connection with such Repayment Date. The Company shall be excused from its obligation to use Commercially Reasonable Efforts to sell Qualifying Capital Securities pursuant to clause (iv) above if such Officers’ Certificate further certifies that: (A) a Market Disruption Event was existing during the 180-day period preceding the date of such Officers’ Certificate or, in the case of any Repayment Date after the Scheduled Maturity Date, the 30-day period preceding the date of such Officers’ Certificate; and (B) either (1) the Market Disruption Event continued for the entire 180-day period or 30-day period, as the case may be, or (2) the Market Disruption Event continued for only part of the period, but the Company was unable after Commercially Reasonable Efforts to raise sufficient net proceeds during the rest of that period to permit repayment of the DISCS in full. Each Officers’ Certificate delivered pursuant to this clause (v), unless no principal amount of DISCS is to be repaid on the applicable Repayment Date, shall be accompanied by a notice of repayment pursuant to Section 5.1 setting forth the principal amount of the DISCS to be repaid on such Repayment Date, if any, which amount shall be determined after giving effect to clause (vi) of this Section 2.2(a).

(vi) Net proceeds of the issuance of any Qualifying Capital Securities that the Company is permitted to apply to repayment of the DISCS on any Repayment Date will be applied, first, to pay deferred interest to the extent of Eligible Proceeds raised pursuant to Section 2.6, second, to pay current interest to the extent not paid from other sources and, third, to repay the principal of DISCS, subject to a minimum principal amount of $5 million to be repaid on any Repayment Date; provided that if the Company is obligated to sell Qualifying Capital Securities and apply the net proceeds to payments of principal of or interest on any outstanding securities in addition to the DISCS, then on any date and for any period the amount of net proceeds received by the Company from those sales and available for such payments shall be applied to the DISCS and those other securities having the same scheduled maturity date as the DISCS pro rata in accordance with their respective outstanding principal amounts and none of such net proceeds shall be applied to any other securities having a later scheduled maturity date until the principal of and all accrued and unpaid interest on the DISCS has been paid in full. If the Company raises less than $5 million of proceeds from the sale of Qualifying Capital Securities during the relevant 180-day or 30-day period, the Company will not be required to repay any DISCS on the Scheduled Maturity Date or the next Monthly Interest Payment Date, as applicable, but will use those net proceeds to repay the DISCS on the next Monthly Interest Payment Date as of which the Company has raised at least $5 million of net proceeds.

(vii) The Company shall not amend the Replacement Capital Covenant to impose additional restrictions on the type or amount of Qualifying Capital Securities that the Company may include for purposes of determining when repayment, redemption or purchase of the DISCS is permitted, except with the consent of Holders of a majority by principal amount of the DISCS. Except as aforesaid, the Company may amend or supplement the Replacement Capital Covenant in accordance with its terms and without the consent of the holders of the DISCS.

(b) Final Maturity Date. The principal of, and all accrued and unpaid interest on, all outstanding DISCS shall be due and payable on February 7, 2087 or, if such date is not a Business Day, the following Business Day (the “Final Maturity Date”), regardless of the amount of Qualifying Capital Securities the Company may have issued and sold by that time.

Section 2.3. Form

The DISCS shall be substantially in the form of Exhibit A attached hereto and shall be issued in fully registered definitive form without interest coupons. Principal of and interest on the DISCS issued in definitive form will be payable, the transfer of such DISCS will be registrable and such DISCS will be exchangeable for DISCS bearing identical terms and provisions and notices and demands to or upon the Company in respect of the DISCS and the Indenture may be served at the Corporate Trust Office of the Trustee, and the Company appoints the Trustee as its agent for the foregoing purposes, provided that payment of interest may be made at the option of the Company by check mailed to the Holders at such address as shall appear in the Securities Register or by wire transfer in immediately available funds to the bank account number of the Holders specified in writing by the Holders not less than 10 days before the relevant Interest Payment Date and entered in the Securities Register by the Securities Registrar. The DISCS may be presented for registration of transfer or exchange at the Securities Registrar Office.

The DISCS are initially solely issuable as Global Securities. Registered DISCS shall be physically transferred to all beneficial owners in definitive form in exchange for their beneficial interests in a Global Security if the Depositary with respect to such Global Securities notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security, as the case may be, and a successor Depositary is not appointed by the Company within 90 days of such notice.

Section 2.4. Rate of Interest; Interest Payment Date

(a) Rate of Interest. The DISCS shall bear interest (i) from and including February 12, 2007 to but excluding the Scheduled Maturity Date at the rate of 6.15% per annum, computed on the basis of a 360-day year comprised of twelve 30-day months, and (ii) thereafter as to any unpaid amounts that remain outstanding, at an annual rate equal to One-Month LIBOR plus 1.835%, accruing from the Scheduled Maturity Date, 2037 and computed on the basis of a 360-day year and the actual number of days elapsed. Accrued interest that is not paid on the applicable Interest Payment Date, including interest deferred pursuant to Section 2.5, will bear Additional Interest, to the extent permitted by law, at the interest rate in effect from time to time on the DISCS, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date.

(b) Interest Payment Date. Subject to the other provisions hereof, interest on the DISCS shall be payable (i) semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2007, until and including the Scheduled Maturity Date (each such date, a “Semi-Annual Interest Payment Date”), or if any such day is not a Business Day, the following Business Day (and no interest shall accrue as a result of such postponement) and (ii) thereafter, on the 15th day of each calendar month, or if any such day is not a Business Day, the following Business Day, in arrears, commencing on March 15, 2037 (each such date, a “Monthly Interest Payment Date” and, together with Semi-Annual Interest Payment Dates, each, an “Interest Payment Date”).

(c) To Whom Interest is Payable. Interest will be payable to the persons in whose name the DISCS are registered at the close of business on the Regular Record Date next preceding the relevant Interest Payment Date, except that interest payable at maturity shall be paid to the person to whom principal is paid.

Section 2.5. Interest Deferral

(a) Option to Defer Interest Payments.

(i) The Company shall have the right at any time and from time to time, to defer the payment of interest on the DISCS for one or more consecutive Interest Periods that do not exceed 10 years, provided that no Deferral Period shall extend beyond the Final Maturity Date or the earlier repayment of redemption date of the DISCS. If the Company has paid all deferred interest (including Additional Interest) on the DISCS, the Company shall have the right to elect to begin a new deferral period pursuant to this Section 2.5.

(ii) At the end of any Deferral Period, the Company shall pay all deferred interest on the DISCS to the Persons in whose names the DISCS are registered in the Securities Register at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period.

(iii) The Company may elect to pay interest on any Interest Payment Date during any Deferral Period to the extent permitted by Section 2.5(b).

(b) Payment of Deferred Interest. The Company will not pay any deferred interest on the DISCS (including Additional Interest thereon) from any source other than Eligible Proceeds prior to the Final Maturity Date, except at any time that the principal amount has been accelerated and such acceleration has not been rescinded or in the case of a Business Combination to the extent described below in this Section 2.5(c). Notwithstanding the foregoing, the Company may pay current interest from any available funds.

(c) Business Combination Exception. If the Company is involved in a Business Combination where immediately after its consummation more than 50% of the voting stock of the Person formed by such Business Combination, or the Person that is the surviving entity of such Business Combination, or the Person to whom all or substantially all of the Company’s properties and assets are conveyed, transferred or leased in such Business Combination, is owned by the shareholders of the other party to such Business Combination, then Section 2.5(b) and Section 2.6 shall not apply to any deferral period that is terminated on the next interest payment date following the date of consummation of such Business Combination.

(d) Notice of Deferral. The Company shall give written notice of its election to begin or extend any Deferral Period to the Trustee and the Holders of the DISCS at least one Business Day and not more than sixty Business Days before the next Interest Payment Date. Notice of the Company’s election of a Deferral Period shall be given to the Trustee and each holder of DISCS at such holder’s address appearing in the Security Register by first-class mail, postage prepaid.

Section 2.6. Alternative Payment Mechanism

(a) Obligation to Issue Qualifying APM Securities. During the APM Period, the Company shall, subject to the occurrence of a Market Disruption Event as described under Section 2.6(b) and subject to Section 2.5(c), continuously use its Commercially Reasonable Efforts to issue one or more types of Qualifying APM Securities until the Company has raised an amount of Eligible Proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest on the DISCS, including Additional Interest thereon, and applied such Eligible Proceeds on the next Interest Payment Date to the payment of deferred interest in accordance with Section 2.6, provided that:

(i) the foregoing obligations shall not apply to the extent that, with respect to the issuance of Qualifying APM Securities or the payment of interest on the DISCS, the Company is not required to pay interest on the DISCS (and therefore the Company is not required to issue Qualifying APM securities to raise proceeds to pay such interest) at a time when the payment of such interest would violate the terms of any securities issued by the Company or any Subsidiary or the terms of a contract binding on the Company or any Subsidiary;

(ii) the foregoing obligations shall not apply to the extent that, the number of shares of the Company’s common stock or issuable upon exercise of Qualifying Warrants prior to the fifth anniversary of the commencement of a Deferral Period, applied during such Deferral Period to pay interest on the DISCS pursuant to this Section 2.6, together with the number of the Company’s common stock shares issued or issuable upon exercise of previously issued Qualifying Warrants during such Deferral Period, would exceed an amount equal to 2% of the total number of issued and outstanding shares of the Company’s common stock as of the date of the Company’s then most recent publicly available consolidated financial statements as of the date of such issuance (the “Common Equity Issuance Cap”); provided that the Common Equity Issuance Cap will cease to apply with respect to a Deferral Period following the fifth anniversary of the commencement of a Deferral Period, at which point the Company must repay any deferred interest regardless of the time at which it was deferred, pursuant to this Section

2.6, subject to a Market Disruption Event; and provided, further, that if the Common Equity Issuance Cap is reached during a Deferral Period and the Company subsequently repays all deferred interest, the Common Equity Issuance Cap will cease to apply with respect to a Deferral Period at the termination of such Deferral Period and will not apply again unless and until the Company starts a new Deferral Period;

(iii) the foregoing obligations shall not apply to the extent that the net proceeds of any issuance of Qualifying Preferred Stock and Mandatorily Convertible Preferred Stock applied to pay interest on the DISCS pursuant to this Section 2.6, together with the net proceeds of all prior issuances of Preferred Stock and any still-outstanding Mandatorily Convertible Preferred Stock so applied during the current and all prior Deferral Periods, would exceed 25% of the aggregate principal amount of the DISCS initially issued under the Indenture (the “Preferred Stock Issuance Cap”);

(iv) notwithstanding the Common Equity Issuance Cap and the Preferred Stock Issuance Cap pursuant to this Section 2.6, for purposes of paying deferred interest, the Company shall not be permitted to sell shares of its Common Stock, Qualifying Warrants, or Mandatorily Convertible Preferred Stock such that the Company’s common stock to be issued (or which would be issuable upon exercise or conversion thereof) would be in excess of 40 million shares of the Company’s common stock (the “Share Cap Amount”); provided that if the issued and outstanding shares of the Company’s common stock are changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Share Cap Amount shall be correspondingly adjusted; provided further that the Share Cap Amount limitation shall apply so long as the DISCS remain outstanding, if the Share Cap Amount has been reached and it is not sufficient to allow the Company to raise sufficient proceeds to pay deferred interest including Additional Interest, in full, the Company shall use its commercially reasonable efforts to increase the Share Cap Amount to permit it to raise sufficient proceeds to pay deferred interest, including Additional Interest, in full to the extent that the Company can do so and (1) simultaneously satisfy its future fixed or contingent obligations under other securities and derivative instruments that provide for settlement or payment in shares of the Company’s common stock or (2) if the Company cannot increase the Share Cap Amount pursuant to the preceding clause (1), by requesting the Company’s Board of Directors to adopt a resolution for shareholder vote at the next occurring annual shareholders meeting to increase the number of shares of the Company’s authorized common stock for purposes of satisfying the Company’s obligations to pay deferred interest.

For the avoidance of doubt, (x) in no event will the Company be obligated to sell Qualifying Preferred Stock or Mandatorily Convertible Preferred Stock or to apply the proceeds of any such sale to pay deferred interest on the DISCS, and no class of investors of the Company’s securities, or any other party, may require the Company to issue Qualifying Preferred Stock and Mandatorily Convertible Preferred Stock, and (y) once the Company reaches the Common Equity Issuance Cap for a Deferral Period, the Company shall not be required to issue more Common Stock, or if the definition of Qualifying APM Securities has been amended to eliminate Common Stock, more

Qualifying Warrants pursuant to this Section 2.6, prior to the fifth anniversary of the commencement of a Deferral Period even if the amount referred to in clause (i) of this Section 2.6 subsequently increases because of a subsequent increase in the number of outstanding shares of Common Stock, and (y) so long as the definition of Qualifying APM Securities has not been amended to eliminate Common Stock, the sale of Qualifying Warrants to pay deferred interest is an option that may be exercised at the Company’s sole discretion, subject to the Common Equity Issuance Cap, and the Company is not obligated to sell Qualifying Warrants or to apply the proceeds of any such sale to pay deferred interest on the DISCS, and no class of investors of the Company’s securities, or any other party, may require the Company to issue Qualifying Warrants.

(b) Market Disruption Event. Section 2.6(a) shall not apply, with respect to any Interest Payment Date, if the Company shall have provided to the Trustee (which the Trustee will promptly forward upon receipt to each Holder of DISCS) no more than 15 and no less than 10 Business Days prior to such Interest Payment Date an Officers’ Certificate stating that (i) a Market Disruption Event was existing after the immediately preceding Interest Payment Date and (ii) either (x) the Market Disruption Event continued for the entire period from the Business Day immediately following the preceding Interest Payment Date to the Business Day immediately preceding the date on which such Officers’ Certificate is provided or (y) the Market Disruption Event continued for only part of such period, but the Company was unable after Commercially Reasonable Efforts to raise sufficient Eligible Proceeds during the rest of that period to pay all accrued and unpaid interest due on the Interest Payment Date with respect to which such Officers’ Certificate is being delivered.

(c) Partial Payment of Deferral Interest.

(i) If, due to a Market Disruption Event or otherwise, the Company has raised some but not all Eligible Proceeds necessary to pay all deferred interest, including Additional Interest, on any Interest Payment Date pursuant to this Section 2.6, such Eligible Proceeds shall be allocated to pay accrued and unpaid interest on the applicable Interest Payment Date in chronological order based on the date each payment was first deferred, subject to the Common Equity Issuance Cap, the Preferred Stock Issuance Cap, and the Share Cap Amount, and payment on each installment of deferred interest shall be distributed to Holders of the DISCS on a pro rata basis.

(ii) If the Company has outstanding Pari Passu Securities under which the Company is obligated to sell securities that are Qualifying APM Securities and apply the net proceeds to the payment of deferred interest or distributions, then on any date and for any period the amount of net proceeds received by the Company from those sales and available for payment of the deferred interest and distributions shall be applied to the DISCS and those other Pari Passu Securities on a pro rata basis up to the Common Equity Issuance Cap or the Preferred Stock Issuance Cap and the Share Cap Amount (or comparable provisions in the instruments governing those other Pari Passu Securities) in proportion to the total amounts that are due on the DISCS and such other Pari Passu Securities.

(iii) Qualifying APM Securities Definition Change. The Company shall send written notice to the Trustee (who shall forward such notice to each Holder of the DISCS) in advance of any change in the definition of Qualifying APM Securities to eliminate Common Stock.

Section 2.7. Events of Default

(a) (i) Solely for purposes of the DISCS, Section 501 of the Indenture shall be deleted and replaced by the following:

SECTION 5.01. Events of Default

“Event of Default“, wherever used herein with respect to the DISCS, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in the payment of interest, including compounded interest, in full on any DISCS for a period of 30 days after the conclusion of a 10-year period following the commencement of any Deferral period if at such time such Deferral period has not ended; or

(2) default in the payment of principal on the DISCS when due, subject to the limitations set forth in Section 2.2 of the First Supplemental Indenture; or

(3) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company or any Restricted Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company or any Restricted Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, rehabilitation, conservation or composition of or in respect of the Company or any Restricted Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, rehabilitation, conservator, sequestrator or other similar official of the Company or any Restricted Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

(4) the commencement by the Company or any Restricted Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company or any Restricted Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or any Restricted Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Restricted Subsidiary in furtherance of any such action.

When the Trustee incurs expenses or renders services in connection with an Event of Default specified in clauses (3) and (4) set forth in this Section 501, the expenses (including the reasonable charges and expenses of its counsel) and the compensation for the services are intended to constitute expenses of administration under any bankruptcy law.

(ii) Solely for purposes of the DISCS, Section 502 of the Indenture shall be deleted and replaced by the following:

SECTION 5.02. Acceleration of Maturity; Recission and Annulment.

If an Event of Default described in clauses (1) or (2) set forth in this Section 501 with respect to the DISCS occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the DISCS may declare the principal amount of all of the DISCS and interest accrued thereon, if any, to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon any such declaration such amount shall become immediately due and payable. If an Event of Default described in clauses (3) or (4) set forth in this Section 501 with respect to the DISCS and is continuing, then in every such case, the Trustee or the Holders of not less than 25% in aggregate principal amount of all DISCS may declare the principal amount of all of the DISCS and interest accrued thereon, if any, to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon such declaration such amount shall become immediately due and payable.

At any time after such a declaration of acceleration with respect to the DISCS has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in Article Five of the Indenture, the Holders of a majority in aggregate principal amount of the DISCS with respect to an Event of Default described in clauses (1) or (2) set forth in this Section 501, and the Holders of a majority in aggregate principal amount of the DISCS with respect to an Event of Default described in clause (3) or (4) set forth in this Section 501, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

(1) the Company has paid or deposited with the Trustee a sum sufficient to pay:

(A) all Defaulted Interest on all DISCS

(B) the principal of (and premium, if any, on) the DISCS which has become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in the DISCS,

(C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in the DISCS, and

(D) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(2) all Events of Default with respect to the DISCS, other than the non-payment of the principal of DISCS which have become due solely by such declaration of acceleration, have been cured or waived as provided under Section 513 of the Indenture.

No such rescission shall affect any subsequent Event of Default or impair any right consequent thereon.

(b) The Trustee shall provide to the Holders of the DISCS such notices as it shall from time to time provide under Section 602 of the Indenture. In addition, the Trustee shall provide to the Holders of the DISCS notice of any Event of Default or event that, with the giving of notice or lapse of time, or both, would become an Event of Default with respect to the DISCS within 90 days after the actual knowledge of a Responsible Officer of the Trustee of such Event of Default or other event. However, except in cases of a default or an Event of Default in payment on the DISCS, the trustee will be protected in withholding the notice if one of its Responsible Officers determines that withholding of the notice is in the interest of such Holders.

(c) For the avoidance of doubt, and without prejudice to any other remedies that may be available to the Trustee or the Holders of the DISCS under the Indenture, no breach by the Company of any covenant or obligation under the Indenture or the terms of the DISCS, including the Company’s obligations under Section 2.2 (a)(iv) or Section 2.6, shall be an Event of Default with respect to the DISCS, other than those specified as Events of Default in Section 501 of the Indenture, as amended by this Section 2.7.

Section 2.8. Securities Registrar; Paying Agent; Delegation of Trustee Duties

(a) The Company appoints The Bank of New York, as Securities Registrar and Paying Agent with respect to the DISCS.

(b) Notwithstanding any provision contained herein, to the extent permitted by applicable law, the Trustee may delegate its duty to provide such notices and to perform such other duties as may be required to be provided or performed by the Trustee under the Indenture, and, to the extent such obligation has been so delegated, the Trustee shall not be responsible for monitoring the compliance of, nor be liable for the default or misconduct of, any such designee.

Section 2.9. Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership

Each Holder, by such Holder’s acceptance of the DISCS, agrees that if a Bankruptcy Event of the Company shall occur prior to the redemption or repayment of such DISCS, such Holder shall have no claim for, and thus no right to receive, any deferred interest pursuant to Section 2.5 that has not been paid pursuant to Sections 2.5 and 2.6 to the extent the amount of such interest exceeds two years of accumulated and unpaid interest on such Holder’s DISCS.

Section 2.10. Location of Payment

Solely for the purposes of the DISCS, the first paragraph of Section 307 shall be deleted and replaced by the following:

SECTION 307. Payment Of Interest; Interest Rights Preserved.

Payment of the principal of (and premium, if any) and interest on the DISCS will be made at the paying agent office, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated by the Person entitled thereto as specified in the Securities Register. The office where the DISCS may be presented or surrendered for payment and the office where the DISCS may be surrendered for transfer or exchange and where notices and demands to or upon the Company in respect of the DISCS and the Indenture may be served shall be the paying agent office.

Section 2.11. No Sinking Fund

The DISCS shall not be subject to any sinking fund or analogous provisions.

ARTICLE III

COVENANTS

Section 3.1. Dividend and Other Payment Stoppages

So long as any DISCS remain outstanding, if the Company has given notice of its election to defer interest payments on the DISCS but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Company shall not, and shall not permit any Subsidiary of the Company to:

(i) declare or pay any dividends or distributions, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of capital stock of the Company;

(ii) make any payment of principal of, or interest or premium, if any, on or repay, purchase or redeem any of the Company’s debt securities that rank upon the Company’s liquidation on a parity with or junior to the DISCS; or

(iii) make any guarantee payments regarding any guarantee of the subordinated debt securities of any Subsidiaries if the guarantee ranks upon the Company’s liquidation on a parity with or junior to the DISCS.

provided, however, the restrictions in clauses (i), (ii) and (iii) above do not apply to: (1) any purchase, redemption or other acquisition of shares of its capital stock by the Company in connection with (A) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors, (B) the satisfaction of the Company’s obligations pursuant to any contract entered into in the ordinary course of business prior to the beginning of the applicable Deferral Period, (C) a dividend reinvestment or shareholder purchase plan, or (D) the issuance of the Company’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable Deferral Period; (2) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its Subsidiaries, for any other class or series of its capital stock, or of any class or series of its indebtedness for any class or series of its capital stock; (3) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged; (4) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto; (5) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock; (6) any payment of current or deferred interest on Pari Passu Securities that is made pro rata to the amounts due on such Pari Passu Securities (including the DISCS); provided that such payments are made in accordance with Section 2.6(c) to the extent it applies, and any payments of deferred interest on Pari Passu Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Pari Passu Securities; or (7) any payment of principal in respect of Pari Passu Securities having the same scheduled maturity date as the DISCS, as required under a provision of such other Pari Passu Securities that is substantially the same as the provisions in Section 2.2, and that is made on a pro rata basis among one or more series of Pari Passu Securities (including the DISCS) having such a provision.

Section 3.2. Additional Limitation on Deferral over One Year.

If any Deferral Period lasts longer than one year, the limitation on the Company’s ability to redeem or purchase Qualifying APM Securities or any securities of the Company that on the Company’s bankruptcy or liquidation rank pari passu to such Qualifying APM Securities as set forth in Section 3.1, shall continue until the first anniversary of the date on which all deferred interest on the DISCS has been paid. However, if the Company is involved in a Business Combination where immediately after its consummation more than 50% of the voting stock of the Person formed by such Business Combination, or the Person that is the surviving entity of such Business Combination, or the Person to whom all or substantially all of the Company’s properties and assets are conveyed, transferred or leased in such Business Combination, is owned by the shareholders of the other party to such Business Combination, then the preceding sentence will not apply to any Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such Business Combination.

ARTICLE IV

REDEMPTION OF THE DISCS

Section 4.1. Redemption Price.

The DISCS shall be redeemable in accordance with Article Eleven of the Indenture, provided that (i) the DISCS are redeemable in whole or in part at the option of the Company at any time after the date hereof or (ii) the DISCS are redeemable in whole but not in part at any time within 90 days following the occurrence and during the continuation of a Tax Event or Rating Agency Event, in each case at a Redemption Price equal to the greater of (1) in the case of any redemption on or after the Scheduled Maturity Date 100% of their principal amount plus accrued and unpaid interest to the Redemption Date or (2) in the case of any such redemption prior to the Scheduled Maturity Date, the Make-Whole Redemption Price; provided that if in the case of an optional redemption, the DISCS are not redeemed in whole, the Company may not affect such redemption unless at least $25 million aggregate principal amount of the DISCS, excluding any DISCS held by the Company or any of its affiliates, remains outstanding after giving effect to such redemption.

ARTICLE V

REPAYMENT OF DISCS

Section 5.1. Repayments

The Company shall, not more than 65 nor less than 60 Business Days prior to each Repayment Date (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of the principal amount of DISCS to be repaid on such date pursuant to Section 2.2(a).

Section 5.2. Selection of the DISCS to be Repaid

If less than all the DISCS are to be repaid on any Repayment Date (unless the DISCS are issued in the form of a Global Security), the particular DISCS to be repaid shall be selected not more than 60 days prior to such Repayment Date by the Trustee, from the Outstanding DISCS not previously repaid or called for redemption, by lot or such other method as the Trustee shall deem fair and appropriate and which may provide for the selection for redemption of a portion of the principal amount of any DISCS, provided that the portion of the principal amount of any DISCS not repaid shall be in an authorized denomination (which shall not be less than the minimum authorized denomination).

The Trustee shall promptly notify the Company in writing of the DISCS selected for partial repayment and the principal amount thereof to be repaid. For all purposes hereof, unless the context otherwise requires, all provisions relating to the repayment of DISCS shall relate, in the case of any DISCS repaid or to be repaid only in part, to the portion of the principal amount of such DISCS which has been or is to be repaid.

Section 5.3. Notice of Repayment

Notice of repayment shall be given by first-class mail, postage prepaid, mailed not earlier than the 15th day, and not later than the 10th Business Day, prior to the Repayment Date, to each Holder of DISCS to be repaid, at the address of such Holder as it appears in the Security Register.

Each notice of repayment shall identify the DISCS to be repaid (including the DISCS’ CUSIP number, if a CUSIP number has been assigned to the DISCS) and shall state:

(a) the Repayment Date;

(b) if less than all Outstanding DISCS are to be repaid, the identification (and, in the case of partial repayment, the respective principal amounts) of the particular DISCS to be repaid;

(c) that on the Repayment Date, the principal amount of the DISCS to be repaid will become due and payable upon each such DISCS or portion thereof, and that interest thereon, if any, shall cease to accrue on and after said date; and

(d) the place or places where such DISCS are to be surrendered for payment of the principal amount thereof.

Notice of repayment shall be given by the Company or, if the Company timely notifies the Trustee, at the Company’s request, by the Trustee in the name and at the expense of the Company and shall be irrevocable. The notice if mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Holders receive such notice. In any case, a failure to give such notice by mail or any defect in the notice to any Holder of any DISCS designated for repayment as a whole or in part shall not affect the validity of the proceedings for the repayment of any other DISCS.

Section 5.4. Deposit of Repayment Amount

Prior to 11:00 a.m. New York City time on the Repayment Date specified in the notice of repayment given as provided in Section 5.3, the Company will deposit with the Trustee or with one or more Paying Agents (or if the Company is acting as its own Paying Agent, the Company will segregate and hold in trust as provided in Section 1003 of the Indenture) an amount of money sufficient to pay the principal amount of, and any accrued interest on, all the DISCS which are to be repaid on that date.

Section 5.5. Repayment of DISCS

If any notice of repayment has been given as provided in Section 5.3, the DISCS or portion of the DISCS with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice. On presentation and surrender of such DISCS at a Place of Payment in said notice specified, the said securities or the specified portions thereof shall be paid by the Company at their principal amount, together with accrued interest to the Repayment Date; provided that, except in the case of a repayment in full of all Outstanding DISCS, installments of interest whose Stated Maturity is on or prior to the Repayment Date will be payable to the Holders of such DISCS, registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of Section 1001 of the Indenture.

Upon presentation of any DISCS repaid in part only, the Company shall execute and the Trustee shall authenticate and make available for delivery to the Holders thereof, at the expense of the Company, a new DISCS, of authorized denominations, in aggregate principal amount equal to the portion of the DISCS not repaid and so presented and having the same Scheduled Maturity Date and other terms. If a Global Security is so surrendered, such new DISCS will also be a new Global Security.

If any DISCS required to be repaid shall not be so repaid upon surrender thereof, the principal of such DISCS shall, until paid, bear interest from the applicable Repayment Date at the rate prescribed therefore in the DISCS.

ARTICLE VI

ORIGINAL ISSUE OF DISCS

Section 6.1. Original Issue of DISCS

DISCS in the aggregate principal amount of $400,000,000 may, upon execution of this First Supplemental Indenture, be executed by the Company and delivered to the Trustee or an Authenticating Agent for authentication, and the Trustee or an Authenticating Agent shall thereupon authenticate and deliver said DISCS in accordance with a Company Order.

Section 6.2. Calculation of Original Issue Discount

If during any calendar year any original issue discount shall have accrued on the DISCS, the Company shall file with each Paying Agent (including the Trustee if it is a Paying Agent) promptly at the end of each calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Securities as of the end of such year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time. The Company would not be required to make actual payments on the DISCS during a Deferral Period.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Effectiveness

This First Supplemental Indenture will become effective upon its execution and delivery.

Section 7.2. Successors and Assigns

All covenants and agreements in the Indenture, as supplemented and amended by this First Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.

Section 7.3. Effect of Recitals

The recitals contained herein and in the DISCS, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the DISCS. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of the DISCS or the proceeds thereof.

Section 7.4. Ratification of Indenture

The Indenture as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 7.5. Governing Law

This First Supplemental Indenture and the DISCS shall be governed by and construed in accordance with the laws of the State of New York.

Section 7.6. Jury Trial Waiver

EACH PARTY HERETO, AND EACH HOLDER OF ANY DISCS BY ACCEPTANCE THEREOF, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS INDENTURE.

Section 7.7. Severability.

If any provision of the Indenture, as supplemented and amended by this First Supplemental Indenture, shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatever.

*    *    *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

AMBAC FINANCIAL GROUP, INC.

By:	/s/ Sean T. Leonard

Name:	Sean T. Leonard
Title:	Senior Vice President and Chief Financial Officer

THE BANK OF NEW YORK
as Trustee

By:	/s/ Franca M. Ferrera

Name:	Franca M. Ferrera
Title:	Assistant Vice President

EXHIBIT A

Form of DISCS

The DISCS are to be substantially in the following form and shall bear any legend required by Section 202 of the Indenture:

THIS NOTE IS NOT A DEPOSIT OR OTHER OBLIGATION OF A DEPOSITORY INSTITUTION AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

No. •	Principal Amount: $•
Issue Date: •

AMBAC FINANCIAL GROUP, INC.

•% DIRECTLY ISSUED SUBORDINATED CAPITAL SECURITIES

AMBAC FINANCIAL GROUP, INC., a corporation organized and existing under the laws of Delaware (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to , or registered assigns, the principal sum of • DOLLARS ($•) as may be revised from time to time on Schedule I hereto and all accrued and unpaid interest thereof on February 15, 2037, or if such day is not a Business Day, the following Business Day (the “Scheduled Maturity Date”) or any subsequent Interest Payment Date (as hereafter defined) to the extent set forth in the First Supplement Indenture. If that amount is not paid in full on the Scheduled Maturity Date or any subsequent Interest Payment Date, the remaining amount, together with accrued and unpaid interest, will be due and payable on the Final Maturity Date. The Final Maturity Date will be February 7, 2087, or if such day is not a Business Day, the following Business Day.

The Company further promises to pay interest on said principal sum from and including February 12, 2007, or from and including the most recent interest payment date on which interest has been paid or duly provided for, semi-annually (subject to deferral as set forth herein) in arrears on February 15 and August 15 of each year, commencing August 15, 2007, at the rate of 6.15% per annum (computed on the basis of a 360-day year comprised of twelve 30-day months) to but excluding the Scheduled Maturity Date, and to pay interest, after the Scheduled Maturity Date, on said outstanding principal sum monthly in arrears on the 15th day of each calendar month (each such date and, together with such February 15 and August 15 of each year, an “Interest Payment Date”), at a floating annual rate equal to One-Month LIBOR (as defined in the First Supplemental Indenture) plus 1.835% (computed on the basis of a 360-day year and the actual number of days elapsed), until the principal hereof shall have become due and payable, plus Additional Interest, if any, until the principal hereof is paid or duly provided for or made available for payment. Accrued interest that is not paid on the applicable Interest Payment Date, including interest deferred pursuant to Section 2.5 of the First Supplemental Indenture, will bear Additional Interest, to the extent permitted by law, at the interest rate in effect from time to time, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date. In the event that any date on which interest is payable on this

Security is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and, in the case of payments on or prior to the Scheduled Maturity Date, without any interest or other payment in respect of any such delay) with the same force and effect as if made on the date the payment was originally payable. A “Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (iii) a day on which the corporate trust office of the Trustee, is closed for business. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be February 1 and August 1, as the case may be, immediately preceding such Interest Payment Date until the Scheduled Maturity Date (whether or not a Business Day), and the 15th day preceding the Relevant Interest Payment Date after the Scheduled Maturity Date. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

So long as no Event of Default has occurred and is continuing, the Company shall have the right at any time or from time to time during the term of this Security to defer payment of interest on this Security for one or more consecutive interest payment periods (each a “Deferral Period”) that do not exceed 10 years, during which Deferral Periods the Company shall have the right to make partial payments of interest on any Interest Payment Date, and at the end of which the Company shall pay all interest then accrued and unpaid (together with Additional Interest thereon to the extent permitted by applicable law); provided, however, that no Deferral Period shall extend beyond the Final Maturity Date or the earlier repayment or redemption in full of the Securities. Upon the termination of any Deferral Period and upon the payment of all deferred interest then due, the Company may elect to begin a new Deferral Period, subject to the above requirements. Deferred interest on the Security will bear interest at the then applicable interest rate, compounded on each Interest Payment Date, subject to applicable law. No interest shall be due and payable during a Deferral Period except at the end thereof. Additional limitations may apply, pursuant to Section 3.2 of the First Supplemental Indenture, if any Deferral Period lasts longer than one year.

So long as any Securities remain outstanding, if the Company has given notice of its election to defer interest payments on the Securities but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Company shall not, and shall not permit any Subsidiary of the Company to, (i) declare or pay any dividends or distributions, or redeem, purchase, acquire or make a liquidation payment with respect to any shares of the Company’s capital stock, (ii) make any payment of principal of, or interest or premium, if any, on or repay, purchase or redeem any debt securities of the Company that rank upon the Company’s liquidation on a parity with this Security (including this Security, the “Pari Passu Securities”), or junior in interest to this Security or (iii) make any payments under any guarantee of the subordinated debt securities of any Subsidiary if the guarantee ranks upon liquidation on a parity with or junior to this Security (other than (a) any purchase, redemption or other acquisition of shares of the Company’s capital stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors, (2) the satisfaction of the Company’s obligations pursuant to any contract entered into in the ordinary course of business prior to the beginning of the applicable Deferral Period, (3) a dividend reinvestment or shareholder purchase plan, or (4) the issuance of the Company’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable Deferral Period, (b) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its Subsidiaries, for any other class or series of its capital stock, or of any class or series of its indebtedness for any class or series of its capital stock, (c) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged, (d) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto, (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock, (f) any payment of current or deferred interest on Pari Passu Securities that is made pro rata to the amounts due on such Pari Passu Securities (including the this Security); provided that such payments are made in accordance with Section 2.6(c) of the First Supplemental Indenture to the extent it applies, and any payments of deferred interest on Pari Passu Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Pari Passu Securities; or (g) any payment of principal in respect of Pari Passu Securities having the same scheduled maturity date as this Security, as required under a provision of such other Pari Passu Securities that is substantially the same as the provisions in Section 2.2 of the First Supplemental Indenture, and that is made on a pro rata basis among one or more series of Pari Passu Securities (including this Security) having such a provision. In addition, if any Deferral Period lasts longer than one year, the restrictions on the Company’s ability to redeem or purchase any of its Qualifying APM Securities or any of its securities that on its bankruptcy or liquidation rank pari passu or junior to such Qualifying APM Securities will continue until the first anniversary of the date on which all deferred interest on this Security has been paid.

The Company shall give written notice of its election to begin or extend any Deferral Period, to the Trustee and the Holders of this Security at least one Business Day and not more than sixty Business Days before the next Interest Payment Date. Notice of the Company’s election of a Deferral Period shall be given to the Trustee and each holder of this Security at such holder’s address appearing in the Security Register by first-class mail, postage prepaid.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at the bank account number as may be designated by the Person entitled thereto as specified in the Securities Register in writing not less than ten days before the relevant Interest Payment Date.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

The Company and, by acceptance of this Security or a beneficial interest in this Security, each Holder hereof and any person acquiring a beneficial interest herein, agree that for United States federal, state and local tax purposes it is intended that this Security constitute indebtedness.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

In Witness Whereof, the Company has caused this instrument to be duly executed.

AMBAC FINANCIAL GROUP, INC.

By:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK, as Trustee

By:
Authorized Signatory

Dated:

(FORM OF REVERSE OF DISCS)

This Security is one of a duly authorized issue of securities of the Company (herein called the “DISCS”), issued and to be issued in one or more series under the Junior Subordinated Indenture, dated as of February 12, 2007 (herein called the “Base Indenture”), between the Company and The Bank of New York, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of February 12, 2007, between the Company and the Trustee (the “First Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), to which Indenture and all other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the DISCS, and of the terms upon which the DISCS are, and are to be, authenticated and delivered. By the terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest, rank and in any other respect provided in the Indenture.

All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Security shall be redeemable at the option of the Company in accordance with the terms of the Indenture. In particular, (i) this Security is redeemable in whole or in part at the option of the Company at any time after the date hereof or (ii) this Security is redeemable in whole but not in part at any time within 90 days following the occurrence and during the continuation of a Tax Event or Rating Agency Event, in each case at a Redemption Price equal to the greater of (1) in the case of any redemption on or after the Scheduled Maturity Date 100% of its principal amount plus accrued and unpaid interest to the Redemption Date or (2) in the case of any such redemption prior to the Scheduled Maturity Date, the Make-Whole Redemption Price; provided that if in the case of an optional redemption, the DISCS are not redeemed in whole, the Company may not affect such redemption unless at least $25 million aggregate principal amount of the DISCS, excluding any DISCS held by the Company or any of its affiliates, remains outstanding after giving effect to such redemption.

No sinking fund is provided for the DISCS.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this

Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Securities at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities may declare the entire principal amount and all accrued but unpaid interest of all the Securities to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), provided that the payment of principal and interest (including any Additional Interest) on such Securities shall remain subordinated to the extent provided in Article Fifteen of the Indenture.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 1002 of the Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee shall treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities are issuable only in registered form without coupons in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.

The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Security agree to treat for United States Federal income tax purposes (i) the Securities as indebtedness of the Company, and (ii) the stated interest on the Securities as ordinary interest income that is includible in the Holder’s or beneficial owner’s gross income at the time the interest is paid or accrued in accordance with the Holder’s or beneficial owner’s regular method of tax accounting, and otherwise to treat the Securities as described in the Prospectus.

The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York.

This is one of the Securities referred to in the within mentioned Indenture.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Security to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

agent to transfer this Security on the books of the Securities Registrar. The agent may substitute another to act for him or her.

Dated:	Signature:
Signature Guarantee:

(Sign exactly as your name appears on the other side of this Security)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE I

SCHEDULE OF PRINCIPAL AMOUNT REDUCTIONS

Principal amount of DISCS outstanding represented by this Security as of February 12, 2007:

$

Thereafter, the following decreases have been made:

Date of Redemption or Repurchase	Principal Amount Redeemed or Repurchased	Principal Amount Remaining	Notation Made by or on Behalf of the Trustee

S-1